FOR IMMEDIATE RELEASE

GLOBAL HEALTHCARE REIT ANNOUNCES COMPLETION OF  PRIVATE OFFERING OF 6.5% SECURED NOTES AND ACQUISITION OF ELEVENTH SENIOR NURSING FACILITY

October 1, 2014.

Atlanta, Georgia. Global Healthcare REIT, Inc (the “Company” or “Global”) (OTCQB:  GBCS) announced today that effective September 26, 2014,  it completed a private offering of 6.5% Senior Secured Convertible Notes (the “Notes”), and with the proceeds of the offering closed upon the acquisition of its eleventh senior facility.

Private Offering

On September 26, 2014,  the Company completed a private offering of 6.5% Senior Secured Convertible Notes for gross proceeds of $3.2 million.  The offering was undertaken through Institutional Securities Corporation of Dallas, Texas, which served as Placement Agent.  In consideration of its services, the Placement Agent was paid a fee of 3% of the offering, or $96,000, and was issued Placement Agent Warrants equal to 5% of shares of common stock underlying the Notes, exercisable for five years at an exercise price of $1.37 per share.

The Notes accrue interest at the rate of 6.5% per annum, payable quarterly, and mature on the third anniversary of the date of issue. The Notes can be called for redemption at the option of the Company at any time (i)  after September 15, 2015 but prior to September 15, 2016 at an early redemption price equal to 103% of the face amount of the Notes, plus accrued and unpaid interest, or (ii) any time after September 15, 2016 but prior to September 15, 2017 at an early redemption price equal to 102% of the face amount of the Notes, plus accrued and unpaid interest..  Each Note is convertible at the option of the holder into shares of common stock of the Company at a conversion price of $1.37 per share. The Notes will automatically convert into common stock at the conversion price in the event (i) there exists a public market for the Company’s common stock, (ii) the closing price of the common stock in the principal trading market has been $2.00 per share or higher for the preceding ten (10) trading days, and (iii) either (A) there is an effective registration statement registering for resale under the Securities Act of 1933, as amended the conversion shares or (B) the conversion shares are eligible to be resold by non-affiliates of the Company without restriction under Rule 144 under the Securities Act.

The Notes are secured by a senior mortgage on the Meadowview Healthcare Center located in Seville, Ohio.

Acquisition of Meadowview Healthcare Center.

Effective September 30, 2014,  the Company used the proceeds of the Note offering described above to complete the purchase of the Meadowview Healthcare Center located in Seville, Ohio (“Meadowview”).  The facility is licensed for 100 skilled nursing beds, is 27,500 square feet and located on five acres of land. Seville, Ohio is located approximately 25 miles west of Akron, Ohio and 40 miles south of Cleveland, Ohio in an area with attractive population growth in the 65 to 74 year age bracket. The total purchase price for Meadowview was $3.0 million, which was paid with the proceeds of the Note Offering. Meadowview was acquired through High Street Nursing, LLC,  a wholly-owned subsidiary of the Company formed for the sole purpose of completing the purchase.

Meadowview is operated under a triple-net operating lease to a regional professional skilled nursing home operator.

Christopher Brogdon, President of Global, stated, “We are extremely grateful for the support we received from our Placement Agent and its affiliates who were instrumental in allowing us to complete this acquisition.  We look forward to continuing our acquisition efforts with the support of our industry partners to grow value for our shareholders.”

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election in the future to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns interest in ten facilities and plans on acquiring more properties in the future.

For further information, contact:

Ryan Scates, Corporate Secretary

Global Healthcare REIT, Inc.

3050 Peachtree NW, Suite 355

Atlanta, Georgia 30305

(404) 549-4293

ryan@gbcsreit.com

Forward Looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).